Compliance Manual
of Center Coast Capital Advisors, LP
(hereinafter referred to as the “Firm”)

Developed by:	Adopted by:

Center Coast Capital Advisors, LP

on May 14, 2010	on ______________________ (date)

by its Chief Compliance Officer,

Richard A. Finch, Jr.

This entire document is exclusively owned by MarketCounsel, LLC and furnished to Center Coast Capital Advisors, LP under license.

© 2004-05 MarketCounsel, LLC. All rights reserved. Unauthorized use or distribution is strictly prohibited.

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Firm Personnel

CODE OF ETHICS

INTRODUCTION

The Firm has adopted this code of ethics (the “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Associated Persons of the Firm must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any Associated Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

•	To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code of Ethics, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any supervised person of the Firm:

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities;

(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

(iii)	Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or

(iv)	Such other persons as the Chief Compliance Officer shall designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

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(i)	Of any Family Member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or other fiduciary;

(iii)
Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Company Act and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

(i)	That person’s spouse or minor child who resides in the same household;

(ii)	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

(iii)	Any relative dependent on the Access Person for financial support; and

(iv)
Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

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“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material Non-Public Information”

(i)
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business.

(ii)
Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:

(i)	Direct obligations of the Government of the United States;

(ii)
Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by other mutual funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are client’s of the Firm, or whose senior management are clients of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:

•
while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•	shall disclose material nonpublic information about a company to any person except for lawful purposes; or

•
may purchase any Restricted Securities, found on the Restricted Securities List attached as Exhibit H, as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

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REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on Exhibit I with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Transactions Report as set forth on Exhibit J for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

•
The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on Exhibit I with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

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•
The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•
The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report as set forth on Exhibit I by a date specified by the Chief Compliance Officer, that the Access Person:

•	Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code of Ethics;

•	Has complied with all the requirements of this Code of Ethics; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

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Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List

The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code of Ethics.

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Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code of Ethics including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

•	A record of each Access Person report described in the Code of Ethics;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•
A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The Chief Operations Officer or his or her designee shall be responsible for all of the duties other wise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

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DESIGNATIONS

POLICY

It is the Firm’s policy to permit Firm personnel to refer to professional designations provided that such Firm personnel has earned such designations and maintains good standing with the sponsoring organization.

RESPONSIBILITY

The Chief Compliance Officer is responsible for ensuring that Firm personnel do not refer to professional designations where they have not earned such designations or maintain good standing with the sponsoring organization.

PROCEDURES

Where Firm personnel elect to hold themselves out as having achieved a particular designation, the Chief Compliance Officer shall:

•	Verify that the individual is authorized by the sponsoring organization;

•	Become familiar with the rules and regulations of the sponsoring organization regarding the proper use of such designations;

•	Periodically verify with such sponsoring organization that the individual remains in good standing with its rules and regulations and current on any registration or other fees; and

If, after completing the above steps, the Chief Compliance Officer is satisfied that the individual is eligible to refer to a professional designation, they should provide the individual with approval to use such professional designation.

BOOKS AND RECORDS

The Chief Compliance Officer shall maintain, in the Firm personnel’s file records and/or documents supporting the Firm’s personnel’s right to use a particular professional designation.

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OUTSIDE EMPLOYMENT

POLICY

The Firm prohibits Firm personnel from engaging in any outside business activities unless the Firm personnel first obtains prior written approval from the Chief Compliance Officer to engage in such outside business activities.

RESPONSIBILITY

The Chief Compliance Officer shall be responsible for monitoring the outside business activities of all Firm personnel and reviewing any requests for permission to engage in outside business activities.

BACKGROUND

Firm personnel engaging in outside business activities present the potential for a conflict of interest from which the Firm must protect itself and its clients. An individual may be engaged in an outside business activity if they:

•	Serve as general partner, owner, officer or employee of any business organization not affiliated with the Firm; or

•	Serve as a director of any business organization not affiliated with the Firm.

PROCEDURES

To engage in an outside business activity, an individual must complete, and update at least annually, an Outside Business Activity Form and submit it to the Chief Compliance Officer. In this form, the individual will provide:

•	The name and address of the outside business organization;

•	A description of the business of the organization;

•	The reasons why approval should be granted;

•	Compensation (if any) to be received;

•	A description of the activities that will be performed; and

•	The amount of time per month that will be spent at the outside organization.

The Chief Compliance Officer shall review each Outside Business Activity Form and determine if the activity should be approved or rejected. Such approval or rejection should be based on including the nature and extent of the outside interest, the duties involved, the potential for conflicts of interest and any relationship between the Firm and the outside entity. The Chief Compliance Officer’s decision shall be memorialized on the Outside Business Activity Form. Firm personnel shall not engage in any outside business activities until approved by the Chief Compliance Officer.

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BOOKS AND RECORDS

In its books and records, the Firm shall maintain copies of all forms and other information submitted by Firm personnel regarding outside business activities, including the Outside Business Activity Form.

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Exhibit A: Acknowledgement

ACKNOWLEDGEMENT OF RECEIPT, UNDERSTANDING, AND COMPLIANCE

Center Coast Capital Advisors, LP (the “Firm”) relies upon its personnel to provide services to its clients in a manner that is consistent with the Advisers Act, the Rules, and the Compliance Manual. To that end, all personnel are required to:

•	Acknowledge receipt, understand the contents, and agree to abide by the contents of the Compliance Manual;

•	Ensure that any persons they supervise has a copy of the Compliance Manual and knows and understands it contents;

•	Maintain the Compliance Manual in a place that allows for easy reference; and

•	Contact the Chief Compliance Officer when they have questions about the contents of the Compliance Manual.

The Firm’s Chief Compliance Officer is available to assist employees in interpreting the Compliance Manual. Employees should consult the Chief Compliance Officer with any questions about the Compliance Manual.

CERTIFICATION

I hereby acknowledge receipt of Center Coast Capital Advisors, LP’s Compliance Manual. I hereby represent and affirm that I have read the Compliance Manual in its entirety and fully understand its contents. I assume the responsibilities and obligations assigned to me by the relevant sections of the Compliance Manual. If I should have any questions concerning the Compliance Manual, regulations, or other information described therein, I will direct such questions to the Chief Compliance Officer.

I hereby represent that I will report any violations of the policies and procedures contained in the Compliance Manual that come to my attention. I understand that any breach of the policies and procedures contained in the Compliance Manual or any applicable securities laws, rules, and regulations may jeopardize the Firm and its personnel and result in disciplinary action against me including possible termination.

I hereby certify that I am not aware of any facts that would constitute violations of the Compliance Manual which I have not previously disclosed to the Chief Compliance Officer in writing.

Signature	Date

Print Name

PLEASE SIGN, DATE, AND RETURN TO RICHARD A. FINCH, JR.

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Exhibit B: Delegation Log

CHIEF EXECUTIVE OFFICER

I hereby delegate my responsibilities to the following Supervisors, each of whom possess the knowledge, experience, and qualifications necessary for their supervisory position; and have the authority to perform the supervisory responsibilities, including the authority to discipline the person(s) being supervised.

RESPONSIBILITY	SUPERVISOR	EFFECTIVE DATE

Darrell L. Horn	Date

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Exhibit B: Delegation Log

CHIEF COMPLIANCE OFFICER

I hereby delegate my responsibilities to the following Supervisors, each of whom possess the knowledge, experience, and qualifications necessary for their supervisory position; and have the authority to perform the supervisory responsibilities, including the authority to discipline the person(s) being supervised.

RESPONSIBILITY	SUPERVISOR	EFFECTIVE DATE

Richard A. Finch, Jr.	Date

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Exhibit B: Delegation Log

CHIEF OPERATIONS OFFICER

I hereby delegate my responsibilities to the following Supervisors, each of whom possess the knowledge, experience, and qualifications necessary for their supervisory position; and have the authority to perform the supervisory responsibilities, including the authority to discipline the person(s) being supervised.

RESPONSIBILITY	SUPERVISOR	EFFECTIVE DATE

Matthew J. Saenger	Date

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Exhibit B: Delegation Log

CHIEF FINANCIAL OFFICER

I hereby delegate my responsibilities to the following Supervisors, each of whom possess the knowledge, experience, and qualifications necessary for their supervisory position; and have the authority to perform the supervisory responsibilities, including the authority to discipline the person(s) being supervised.

RESPONSIBILITY	SUPERVISOR	EFFECTIVE DATE

Richard A. Finch, Jr.	Date

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Exhibit B: Delegation Log

CHIEF INVESTMENT OFFICER

I hereby delegate my responsibilities to the following Supervisors, each of whom possess the knowledge, experience, and qualifications necessary for their supervisory position; and have the authority to perform the supervisory responsibilities, including the authority to discipline the person(s) being supervised.

RESPONSIBILITY	SUPERVISOR	EFFECTIVE DATE

Darrell L. Horn	Date

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